Exhibit 10.12

EMPLOYMENT AGREEMENT RHINEBECK SAVINGS BANK (the “Bank”), and Michael J. McDermott (“Executive”) agree to enter into this EMPLOYMENT AGREEMENT dated as of March 7, 2005 as follows: 1. SUPERCESSION OF PRIOR EMPLOYMENT AGREEMENT. Executive and the Bank previously originally entered into an Employment Agreement dated as of May 1, 2002 (the “Prior Agreement”). The parties have agreed that the terms and conditions set forth in this Agreement shall supersede any and all provisions of the Prior Agreement and any other existing oral or written agreements, representations, or warranties, between Executive and the Bank, and that such agreements shall be null and void and of no further force and effect, except as otherwise specifically provided in this Agreement. 2. EMPLOYMENT. The Bank hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Bank, upon the terms and subject to the conditions set forth in this Agreement. 3. TERM OF EMPLOYMENT. The period of Executive’s employment under this Agreement shall begin as of March 7, 2015 (the “Effective Date” and shall continue until terminated in accordance with Section 6 below. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the Effective Date until his date of termination. 4. DUTIES AND RESPONSIBILITIES. (a) The Bank will continue to employ Executive as its Chief Financial Officer. In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to Executive from time to time by the Bank’s Board of Directors (the “Board”). (b) Executive agrees to faithfully serve the Bank, devote his full working time, attention and energies to the business of the Bank, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities. Executive may participate in other outside business, charitable and/or civic activities provided that such activities (i) do not violate the restrictive covenant requirements set forth in Section 10 below and (ii) are not inconsistent with Executive’s duties under this Agreement and will not be disadvantageous to the Bank. (c) Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with the Bank’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Bank except as otherwise specifically provided herein. 5. COMPENSATION AND BENEFITS. (a) Base Salary. During the Employment Term, the Bank shall pay Executive a base salary at the annual rate of $133,473.00 per year or such higher rate as may be determined from time to time by the Board in accordance with the Bank’s compensation policies and practices (“Base Salary”). Page 1 of 14 Final January 11, 2005

Such Base Salary shall be paid in accordance with the Bank’s standard payroll practice for executives. (b) Annual Bonus. During the Employment Term, Executive shall be eligible to participate in the Bank’s Management Incentive Plan. Executive’s annual target bonus under the Plan shall be equal to 22.5% of his Base Salary. Notwithstanding anything in the Management Incentive Plan to contrary, if Executive’s employment is terminated prior to the end of a bonus award cycle and Executive is eligible to receive the additional compensation described in Section 8 below, Executive shall not be entitled to any payment under the Management Incentive Plan for the bonus award cycle in which his employment terminates. (c) Expense Reimbursement. The Bank shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with the Bank’s customary practices applicable to executives at the same grade level, provided that such expenses are incurred and accounted for in accordance with the Bank’s policy. (d) Benefit Plans, Fringe Benefits and Vacations. Executive shall be eligible to participate in or receive benefits under any pension plan, 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Bank to executives at the same grade level in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement. (e) Dues, Memberships, etc. During the Employment Term, the Bank shall reimburse Executive for such golf/country club and health club dues and memberships, as may be determined by mutual agreement of the parties. 6. TERMINATION OF EMPLOYMENT AND BOARD MEMBERSHIP. Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 6. Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 7 below, and, if applicable, Section 8 below. (a) Death. Executive’s employment shall terminate upon Executive’s death. (b) Total Disability. The Bank may terminate Executive’s employment upon his becoming “Totally Disabled”. For purposes of this Agreement, Executive shall be “Totally Disabled” if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his usual and customary duties under this Agreement. Executive’s receipt of disability benefits under the Bank’s long-term disability benefits plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Board may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Totally Disabled. (c) Termination by the Bank for Cause. The Bank may terminate Executive’s employment for “Cause”. Such termination shall be effective as of the date specified in the written Notice of Termination provided to Executive. Page 2 of 14 Final January 11, 2005

(i) For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude but excluding any conviction which results solely from Executive’s title or position with the Bank and is not based on his personal conduct; (B) deliberate and continual refusal to perform employment duties reasonably requested by the Bank or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement determined in accordance with the Bank’s normal, internal investigative procedures consistently applied in comparable circumstances; (D) gross misconduct or gross negligence in connection with the business of the Bank or an affiliate which has a substantial adverse effect on the Bank or the affiliate; or (E) breach of any of the covenants set forth in Section 10 of this Agreement. (ii) Regardless of whether Executive’s employment initially was considered to be terminated for any reason other than Cause, Executive’s employment will be considered to have been terminated for Cause for purposes of this Agreement if the Board subsequently determines that Executive engaged in an act constituting Cause. (iii) Any determination of Cause under this Agreement shall be made by resolution adopted by two-thirds (2/3rds) vote of the Board of Directors at a meeting called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and Executive shall be given the opportunity to be heard before such vote is taken by the Board. (d) Termination by the Bank without Cause. The Bank may terminate Executive’s employment under this Agreement without Cause at any time after providing Notice of Termination to Executive. (e) Termination by Executive. Executive may terminate his employment under this Agreement after providing at least 45 days’ written Notice of Termination to the Bank. Such Notice shall state whether Executive’s termination is by reason of a deemed “Constructive Termination Event.” Termination of employment by Executive by reason of a “Constructive Termination Event” shall be deemed to have occurred if Executive provides the Notice of Termination within nine (9) months after the occurrence of any of the following: (i) Without Executive’s express written consent, a change in Executive’s responsibilities, status, or titles or offices, and in the reasonable judgment of Executive, such change represents a material diminution of the Executive’s responsibilities, status, or titles or offices, or any removal of Executive from, or any failure to re-elect Executive to, any of such titles or offices, except in connection with the termination of Executive’s employment as a result of his death, or by the Bank for Total Disability or Cause, or by Executive other than by reason of a Constructive Termination Event. (ii) A reduction by the Bank in Executive’s Base Salary. (iii) An intentional, material reduction by the Bank of Executive’s aggregate incentive opportunities under the Bank’s annual and long-term incentive compensation plans. Page 3 of 14 Final January 11, 2005

(iv) The failure of the Bank to maintain Executive’s relative level of coverage under the Bank’s employee benefit, retirement, or material fringe benefit plans, policies, practices, or arrangements in which Executive participates, both in terms of the amount of benefits provided and the relative level of Executive’s participation. For this purpose, the Bank may eliminate and/or modify existing employee benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all such executives; provided, however, that Executive’s level of coverage under all such programs must be at least as great as is such coverage provided to employees who have the same or lesser levels of reporting responsibilities within the Bank’s organization. (v) The failure by the Bank to pay Executive any material amount of his current compensation, or any material amount of his compensation deferred under any plan, agreement or arrangement of or with the Bank, within ten (10) days after Executive makes written demand for such amount. (vi) The failure by the Bank to obtain an assumption of the obligations of the Bank under this Agreement by any successor to the Bank. (vii) Any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination, and for purposes of this Agreement, no such purported termination shall be effective. (f) Notice of Termination. Any termination of Executive’s employment by the Bank or by Executive shall be communicated by written Notice of Termination to the other party in accordance with Section 20 below. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate Executive’s employment. (g) Termination of Board Membership. In the event that Executive’s employment terminates for any reason, Executive shall resign from membership on the Board of Directors effective as of his date of termination. 7. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT. Upon termination of Executive’s employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation: (a) Earned but Unpaid Compensation. The Bank shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of termination. (b) Supplemental Long-Term Disability Benefits. In the event that Executive’s employment is terminated by reason of Total Disability pursuant to Section 6(b) above, the Bank shall pay Executive an amount equal to (i) the Base Salary (at the rate in effect as of the date of Executive’s Total Disability) which would have been payable to Executive if Executive had continued in active employment until the end of the 12 month period following Executive’s date of termination reduced by (ii) the amount of disability insurance benefits payable to Executive during such period under any employer-paid disability insurance plan. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment until the end of such period. Page 4 of 14 Final January 11, 2005

(c) No Other Separation Pay. Executive shall not be entitled to separation pay benefits under any plan, practice or policy maintained by the Bank. (d) Other Compensation and Benefits. Except as otherwise provided under this Agreement, (i) any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Sections 5(b) or 5(d) above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and (ii) Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation. 8. ADDITIONAL COMPENSATION PAYABLE FOLLOWING TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION. (a) Requirements for Additional Compensation. In addition to the compensation set forth in Section 7 above, Executive will receive the additional compensation and benefits set forth in paragraph (b) below, if the following requirements are met: (i) Executive’s employment is terminated by the Bank without Cause pursuant to Section 6(d) above or Executive terminates employment by reason of a Constructive Termination Event pursuant to Section 6(e) above; and (ii) Executive executes a Separation Agreement and Release in the form attached as Attachment “A” to this Agreement (or such substantially similar form as may be provided by the Bank) on or after his date of termination. (b) Additional Compensation. The Bank shall provide Executive with the following compensation and benefits during Executive’s Separation Pay Period (as determined pursuant to paragraph (d) below) subject to the limitation set forth in Section 9 below: (i) Separation Pay. The Bank shall pay Executive separation pay during the Separation Pay Period at an annualized rate equal to the sum of (A) his Base Salary as determined under Section 5(a) at the annual rate in effect immediately prior to his date of termination; and (B) an amount equal to the average of the bonus payments made to Executive under the Management Incentive Plan for each of the most recent bonus award cycles ending prior to the year in which Executive’s employment is terminated. Such separation pay shall be paid in equal installments at the same time and in the same manner as the Bank pays base salary to executives. (ii) Health Benefits. The Bank shall provide for Executive’s continued coverage under all health benefit plans, programs, or arrangements, whether group or individual, in which Executive was entitled to participate immediately prior to the date of his termination, until the earliest to occur of: (A) the end of the Separation Pay Period; (B) Executive’s death (provided that benefits payable to his beneficiaries shall continue until the end of the Separation Pay Period); or (C) with respect to any particular plan, program or Page 5 of 14 Final January 11, 2005 arrangement, the date Executive is afforded a comparable benefit at a comparable cost to Executive by a subsequent employer. In the event that Executive’s participation in any such health benefit plan, program, or arrangement of the Bank is prohibited, the Bank shall arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive from the Bank under such plan, program, or arrangement, for such period. (i) Outplacement Services. The Bank shall pay, or reimburse Executive, for the cost of outplacement services up to a maximum amount of $5,000.00. (a) Lump Sum Payment Following Change in Control. (i) In the event a “Change in Control” occurs, (A) any amounts payable under subparagraphs (b)(i) and (b)(ii) above as of the date of the Change in Control shall be paid in a single lump sum within thirty (30) business days following the Change in Control; and (B) any amounts that become payable under subparagraphs (b)(i) and (b)(ii) above as a result of Executive’s termination of employment on or after the Change in Control shall be paid in a single lump sum within thirty (30) business days following Executive’s date of termination. (ii) For purposes of this Section 8(c), a “Change in Control” of the Bank shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied: (A) At any time during any twelve-month period the individuals who are members of the Board of Directors of the Bank at the beginning of any twelve-month period cease to constitute at least a majority of the Board of Directors during such twelve-month period other than as a result of death or disability ("Board Change"), unless prior to the Board Change, such Board Change is consented to by a majority of the Directors in office; or (B) A change in the form of ownership of the Bank; or (C) A majority of the Board of Directors determines in its sole and absolute discretion that there has been a change in control of the Bank or that there will be a change in control of the Bank upon the occurrence of certain specified events in which case the Change in Control shall occur upon the occurrence of such events. (b) Separation Pay Period. Executive’s Separation Pay Period shall be the 12 month period beginning on Executive’s date of termination. 9. GOLDEN PARACHUTE EXCISE TAX. (a) Limitation or Additional Payment. In the event that any portion of the payments and benefits provided to Executive under this Agreement (without regard to any amount payable under this Section 9) and any other payments and benefits under any other agreement with or plan of the Bank (in the aggregate, “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then (i) or (ii) below shall apply: Page 6 of 14 Final January 11, 2005

(i) In the event that the Total Payments (without regard to this Section 9) do not exceed 115% of the maximum amount that could be paid to Executive without becoming subject to the Excise Tax, then notwithstanding anything in this Agreement to the contrary, the amount payable to Executive under Section 8(b) above shall be reduced such that the value of the aggregate Total Payments that Executive are entitled to receive shall be one dollar ($1) less than such maximum amount. (ii) In the event that the Total Payments (without regard to this Section 9) exceed 115% of the maximum amount that could be paid to Executive without becoming subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (a “Gross- Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. (b) Determination by Accounting Firm. Subject to the provisions of Section 9(c) below, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Bank’s independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Bank (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and Executive. All fees and expenses of the Accounting Firm shall be paid solely by the Bank. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Bank to Executive not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Bank and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Bank should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Bank exhausts its remedies pursuant to Section 9(c) and Executive thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for Executive’s benefit. (c) The Bank’s Right to Contest Excise Tax. Executive agrees to notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive are informed in writing of such claim and shall apprise the Bank of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive give such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Bank notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agree to: (i) the Bank any information reasonably requested by the Bank relating to such claim, (ii) take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank; Page 7 of 14 Final January 11, 2005

(iii) cooperate with the Bank in good faith in order to effectively contest such claim, and (iv) permit the Bank to participate in any proceedings relating to such claim; provided, however, that the Bank agrees to bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs Executive to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Bank control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. (d) Repayment to the Bank. If, after the receipt by Executive of an amount advanced by the Bank pursuant to Section 9, Executive becomes entitled to receive any refund with respect to such claim, Executive agrees to promptly pay to the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Bank pursuant to Section 9, a determination is made that Executive are not entitled to any refund with respect to such claim and the Bank does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. 10. RESTRICTIVE COVENANTS. (a) Confidential Information/Competitive Business. (i) Confidential Information and Trade Secrets. Executive agrees that during the course of employment with the Bank, Executive has and will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Bank. This information relates both to the Bank, its customers and its employees. Such Confidential Information and Trade Secrets include, but are not limited to: (A) information with respect to costs, commissions, fees, profits, sales, markets, products and product formulae, mailing lists, strategies and plans for future business, new business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, and new marketing ideas; (B) product formulations, methods, Page 8 of 14 Final January 11, 2005 procedures, devices, machines, equipment, data processing programs, software computer models, research projects, and other means used by the Bank in the conduct of its business; (C) the identity of the Bank’s customers, their names and addresses, the names of representatives of the Bank’s customers responsible for entering into contracts with the Bank, the amounts paid by such customers to the Bank, specific customer needs and requirements, and leads and referrals to prospective customers; and (D) the identity and number of the Bank’s employees, their salaries, bonuses, benefits, qualifications and abilities; all of which information Executive acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled or acquired by the Bank at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files. (i) Secrecy of Confidential Information and Trade Secrets Essential. Executive acknowledges and agrees that the Bank is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Bank over a considerable period of time and at its great effort and expense. Executive further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information and Trade Secrets, other than in connection with the Bank’s business or as specifically authorized by the Bank, will be highly detrimental to the Bank, and that serious loss of business and pecuniary damage may result therefrom. (a) Non-Disclosure of Confidential Information. Accordingly, Executive agrees, except as specifically required in the performance of his duties on behalf of the Bank, Executive will not, while associated with the Bank and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any of the Bank’s Confidential Information and Trade Secrets. (b) Return of Material. Executive further agrees to deliver to the Bank, immediately upon resignation or separation from the Bank or at any other time the Bank so requests, (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and Trade Secrets whatsoever, or otherwise relating to the Bank’s business; (ii) lists of the Bank’s customers or leads or referrals to prospective customers; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Bank which Executive may then possess or have under his control. (c) No Competitive Activity. Executive acknowledges and agrees that the Bank is engaged in a highly competitive business and that by virtue of Executive’s position and responsibilities with the Bank and Executive’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Bank will cause it great and irreparable harm. Executive covenants and agrees that at all times (i) during his period of employment with the Bank, and (ii) during the period beginning on the date of termination of his employment (whether such termination is voluntary or involuntary, or otherwise) and ending on the later of one (1) year following his date of termination or the last date on which Executive receives compensation and benefits pursuant to Section 8 above, as applicable, Executive will not, within the New York State counties of Columbia, Duchess, Orange, Putnam, Ulster, or in any other county where the Bank may have a branch, directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, Page 9 of 14 Final January 11, 2005 stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever) in any person, firm, or business entity which, directly or indirectly, is engaged in the same financial services businesses as that conducted and carried on by the Bank during the Executive’s employment with the Bank, without the specific written consent to do so by the Board and which consent will not be unreasonably withheld. (e) Non-Solicitation of Customers. Executive acknowledges and agrees that solely by reason of employment by the Bank, Executive has and will come into contact with some, most or all of the Bank’s customers and will have access to Confidential Information and Trade Secrets regarding the Bank’s customers as set forth in Section 10(a) of this Agreement. Consequently, Executive covenants and agrees that in the event of separation from employment with the Bank, whether such termination is voluntary or involuntary, Executive will not, for a period beginning on the date of termination of his employment (whether such termination is voluntary or involuntary, or otherwise) and ending on the later of one (1) year following his date of termination or the last date on which Executive receives compensation and benefits pursuant to Section 8 above, as applicable, directly or indirectly, solicit, contact, do business with, call upon, communicate with any customer, former customer or prospective customer of the Bank for the purpose of providing or selling financial services or other business engaged in by the Bank at the time of Executive’s separation from employment. This restriction shall apply to any customer, former customer or prospective customer of the Bank with whom Executive had contact or about whom Executive obtained Confidential Information or Trade Secrets during the twenty-four (24) months preceding Executive’s separation from employment with the Bank. (f) Non-Solicitation of Employees. Executive acknowledges and agrees that solely as a result of employment with the Bank, Executive has and will come into contact with and acquire confidential information regarding some, most, or all of the Bank’s employees. Accordingly, both during employment with the Bank and for a period beginning on the date of termination of his employment (whether such termination is voluntary or involuntary, or otherwise) and ending on the later of one (1) year following his date of termination or the last date on which Executive receives compensation and benefits pursuant to Section 8 above, as applicable, Executive shall not, either on Executive’s own account or on behalf of any person, company, corporation, or other entity, recruit, solicit, interfere with, or endeavor to cause any employee of the Bank with whom Executive came into contact or about whom Executive obtained confidential information, to leave employment with the Bank. (g) Non-Disparagement. Executive covenants and agrees that during the course of his employment by the Bank or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Bank or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or Bank in so doing. (h) Conflict of Interest. Executive may not use his position, influence, knowledge of confidential information or the Bank assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from the Board is strictly prohibited and constitutes cause for dismissal. 11. ENFORCEMENT OF COVENANTS. (a) Termination of Employment and Forfeiture of Compensation. Executive agrees that in the event that the Bank determines that he has breached any of the covenants set forth in Section 10 above during his employment, the Bank shall have the right to terminate his employment for Page 10 of 14 Final January 11, 2005

Cause. In addition, Executive agrees that if the Bank determines that he has breached any of the covenants set forth in Section 10 at any time, the Bank shall have the right to discontinue any or all remaining benefits payable pursuant to Section 8 above, as applicable. Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Bank may have against Executive. (b) Right to Injunction. Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Bank and any breach of the covenants set forth in Section 10 above will cause irreparable damage to the Bank with respect to which the Bank’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by Executive, Executive and the Bank agree that the Bank shall be entitled to the following particular forms of relief, in addition to any remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by the Bank to enforce the covenants set forth in Section 10. (c) Separability of Covenants. The covenants contained in Section 10 above constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 10 permitted by applicable laws, Executive and the Bank agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Bank further agree that the covenants in Section 10 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Bank whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of the covenants set forth in Section 10. 12. WITHHOLDING OF TAXES. The Bank shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes. 13. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except for any claim or breach arising under Section 10 of this Agreement which shall be resolved as provided in Section 11 above, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes subject to the following: (a) such arbitration shall take place in the State of New York; (b) discovery in such arbitration shall be governed by the Federal Rules of Civil Procedure; (c) the prevailing party shall be entitled to recover the relief available under the statute(s) under which relief or recovery is sought; and (d) judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The Bank shall bear the cost of such arbitration. Page 11 of 14 Final January 11, 2005

14. WAIVER OF JURY TRIAL. In the event any controversy or claim arising out of Executive’s employment or the termination of Executive’s employment is found by a court of competent jurisdiction not to be subject to final and binding arbitration, Executive and the Bank agree to try such claim or controversy to the Court, without use of a jury or advisory jury. 15. NON-DISCLOSURE OF AGREEMENT TERMS. Executive agrees that he will not disclose the terms of this Agreement to any third party other than his immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority. 16. No CLAIM AGAINST ASSETS. Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Bank or as imposing any trustee relationship upon the Bank in respect of Executive. Subject to Section 17 below, the Bank shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Bank and its affiliates 17. SUCCESSORS AND ASSIGNMENT. Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. (a) Bank Successor, the Bank shall require any person (or persons acting as a group) who acquires ownership or effective control of the Bank or ownership of a substantial portion of the business or assets of the Bank (whether direct or indirect, by purchase, merger, consolidation or otherwise), by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Bank would be required to perform it if no such acquisition had taken place. In the event that the Bank fails to obtain such agreement prior to the effectiveness of any such acquisition, the Bank shall establish an irrevocable trust fund or similar arrangement containing assets sufficient to assure payment of all obligations under this Agreement, provided that Executive’s right to payment from such trust fund or arrangement shall be no greater than the right of an unsecured creditor of the Bank and its affiliates. As used in this Agreement, “the Bank” shall mean the Bank as defined in the first sentence of this Agreement and any person (or group) who acquires ownership or effective control of the Bank or ownership of a substantial portion of the business or assets of the Bank or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise. (b) Assignment by Executive. The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 17 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death. Page 12 of 14 Final January 11, 2005

18. ENTIRE AGREEMENT; AMENDMENT. This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Bank or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment. It may not be amended except by a written agreement signed by both parties. 19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions. 20. NOTICES. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others: To the Bank: Rhinebeck Savings Bank 2 Jefferson Plaza Poughkeepsie, New York 12601 Attention: Michael J. Quinn To Executive: Michael J. McDermott 7 S Hinterlands Dr Rhinebeck, New York 12572 21. MISCELLANEOUS. (a) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. (b) Separability. If any term or provision of this Agreement, other than Section 10 above, is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. (c) Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement. (d) Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. Page 13 of 14 Final January 11, 2005

(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement. IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below. RHINEBECK SAVINGS BANK EXECUTIVE By: /s/ Michael J. Quinn /s/ Michael J. McDermott Name: Michael J. Quinn Date: 3/7/05 Title: President & CEO Address: 7 S Hinterlands Dr. Rhinebeck, New York 12572 Date: 3/7/05 Page 14 of 14 Final January 11, 2005

ATTACHMENT A SEPARATION AGREEMENT AND RELEASE 1. TERMINATION OF EMPLOYMENT. My employment with Rhinebeck Savings Bank (the “Bank”) terminated effective as of 2. CONSIDERATION. I understand that in consideration for my execution of this Separation Agreement and Release (the “Separation Agreement”), and my fulfillment of the promises made in this Separation Agreement and Employment Agreement between the Bank and me dated_________ (the “Employment Agreement”), the Bank agrees to provide me with the compensation and benefits set forth in Section 8 of the Employment Agreement. 3. CONDITIONS APPLYING TO PAYMENT OF BENEFITS. I understand and agree that the compensation and benefits payable to me pursuant to Section 2 above are subject to my compliance with the terms and conditions set forth in this Separation Agreement and the Employment Agreement. 4. GENERAL RELEASE OF CLAIMS. I hereby voluntarily release the Bank and its parent companies, subsidiaries, partners, affiliates, owners, agents, officers, directors, employees, successors and assigns, and all related persons, individually and in their official capacities (hereinafter collectively referred to as the “Released Parties”), of and from any and all claims, known and unknown, relating to my employment or cessation of employment that I, my heirs, executors, administrators, successors, and assigns, have or may have as of the date of execution of this Separation Agreement, including, but not limited to, any alleged violation of: • The National Labor Relations Act; • Title VII of the Civil Rights Act of 1964; • Sections 1981 through 1988 of Title 42 of the United States Code; • Civil Rights Act of 1991; • The Employee Retirement Income Security Act of 1974; • The Age Discrimination in Employment Act of 1967; • The Immigration Reform Control Act; • The Americans with Disabilities Act of 1990; • The Fair Credit Reporting Act; • The Occupational Safety and Health Act; • The Family and Medical Leave Act of 1993; • Executive Order 11246; • The New York Equal Pay Law; • The New York Human Rights Law; • The New York Civil Rights Act; • The New York State Wage and Hour Laws; • The New York Occupational Safety and Health Laws; Page 1 of 4 Final- January 11, 2005

• any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; • any public policy, contract, tort, or common law; • any claims for vacation, sick or personal leave, pay or payment pursuant to any practice, policy, handbook, or manual of the Bank; or • any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Notwithstanding the foregoing, the release set forth in this Section 4 shall not apply to any vested benefits accrued by me prior to the effective date of this Separation Agreement under any compensation or benefit plans, programs and arrangements maintained by the Bank for the benefit of its employees and subject to ERISA or with respect to any other compensation and benefits set forth in the Employment Agreement. 5. SET-OFF AGAINST AWARD. Executive acknowledges and agrees that in the event that any claim, charge, complaint, or action against the Released Parties in any forum or form and Executive obtains a judgment, it is the intent of the parties that all or a portion of the payments made to Executive under this Agreement shall be offset against any such judgment. 6. NONADMISSION OF WRONGDOING. I agree that neither this Separation Agreement nor the furnishing of the consideration for the general release set forth in this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. 7. BREACH OF AGREEMENT. By signing this Agreement, I am providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement is executed. I agree that if I breach the general release contained in this Agreement by filing a claim against the Released Parties other than a claim to enforce the provisions of this Agreement, the Bank shall have the right to discontinue any or all remaining benefits payable pursuant to the Employment Agreement. Such discontinuance shall be in addition to and shall not limit any and all other rights and remedies that the Bank may have against me. 8. GOVERNING LAW AND INTERPRETATION. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. If any provision of the Separation Agreement other than the general release set forth in section 4 above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this Separation Agreement in full force and affect. If any portion of the general release set forth in this Separation Agreement is declared to be unenforceable by a court of competent jurisdiction in any action in which I participate or join, I agree that all consideration paid to me under this Separation Agreement and the Employment Agreement shall be offset against any monies that I may receive in connection with any such action. Page 2 of 4 Final- January 11, 2005

9. ENTIRE AGREEMENT. This Separation Agreement sets forth the entire agreement between me and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this Separation Agreement and the Employment Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Separation Agreement, except for those set forth in this Separation Agreement and the Employment Agreement. I acknowledge agree that all of the terms and provisions of the Employment Agreement shall continue in full force and effect. 10. AMENDMENT. This Separation Agreement may not be amended except by a written agreement signed by both parties which specifically refers to this Separation Agreement. 11. RIGHT TO REVOKE. I understand that I have the right to revoke this Separation Agreement at any time during the seven (7) day period following the date on which I first sign the Separation Agreement. If I want to revoke, I must make a revocation in writing which states: “I hereby revoke my acceptance of the Separation Agreement and General Release.” This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to _________, otherwise the revocation will not be effective. 12. EFFECTIVE DATE. This Separation Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 11 above. I UNDERSTAND THAT BY SIGNING THIS SEPARATION AGREEMENT, I WILL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES. I UNDERSTAND THAT MY RIGHT TO RECEIVE BENEFITS SET FORTH IN SECTION 7 OF THE EMPLOYMENT AGREEMENT IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS SEPARATION AGREEMENT AND THAT I WOULD NOT RECEIVE SUCH BENEFITS BUT FOR MY EXECUTION OF THIS SEPARATION AGREEMENT. I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEPARATION AGREEMENT. I ALSO HAVE BEEN ADVISED IN WRITING BY THE BANK THAT I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS SEPARATION AGREEMENT. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD. [Signature Page is Page 4] Page 3 of 4 Final- January 11, 2005

IN WITNESS WHEREOF, I have executed this Separation Agreement and Release as of the date set forth below. Signed: Name: Date: ACCEPTED AND ACKNOWLEDGED BY RHINEBECK SAVINGS BANK: By: Name: Title: Date: Page 4 of 4 Final- January 11, 2005